Stillwater Mining Company Announces Suspension of Marathon Permitting Process

BILLINGS, MT -- (Marketwired - January 31, 2014) - STILLWATER MINING COMPANY (NYSE: SWC) (TSX: SWC.U) (the "Company") today announced that Stillwater Canada Inc has requested that the joint review panel suspend the Marathon project environmental assessment and panel hearings until further notice. The panel hearings were scheduled to begin on February 20, 2014. The joint review panel is responsible for the evaluation of the Environmental Impact Statement and is comprised of the Canadian Environmental Assessment Agency and the Ontario Ministry of the Environment.

Mick McMullen, President and Chief Executive Officer, commented, "We have been working closely with our partner, Mitsubishi Corporation, to complete an updated Marathon project feasibility study. The study is not yet complete but the project team has identified several areas for further evaluation of operational and processing approaches and optimization options. As a result we have concluded, due to the potential for material changes to the project, it is in the best interest of all stakeholders for the feasibility study to be completed prior to the investment of further time and resources needed to facilitate the Environmental Assessment process.

"The Marathon project fits within the Company's strategy of focusing on PGM assets in mining friendly jurisdictions. However, resuming the permitting process will depend on the results of the completed technical review and the degree of any potential scope changes."

About Stillwater Mining Company

Headquartered in Billings, Montana, Stillwater Mining Company is the only U.S. producer of platinum group metals (PGMs) and the largest primary producer of PGMs outside of South Africa and the Russian Federation. PGMs are rare precious metals used in a wide variety of applications, including auto catalysts, fuel cells, hydrogen purification, electronics, jewelry, dentistry, medicine, coinage and other uses. Stillwater Mining Company is engaged in the development, extraction, processing, smelting, refining and marketing of PGMs from a geological formation in southern Montana known as the J-M Reef. This is the only known significant source of PGMs in the United States and one of the highest grade PGM resources in the world. The Company also owns the Marathon PGM-copper deposit in Ontario, Canada and the Altar porphyry copper-gold deposit located in the San Juan province of Argentina. The Company's shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information about Stillwater Mining Company can be found at its website: www.stillwatermining.com.

Contact:

Mike Beckstead
(406) 373-8971